Exhibit 10.3

April 14, 2017

Palmetto Athene Holdings (Cayman), L.P.
c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town KY1-9005, Cayman Islands

Ladies and Gentlemen:
In connection with an investment by Palmetto Athene Holdings (Cayman), L.P. (the “Investor”) in AGER Bermuda Holding Ltd., a Bermuda domiciled insurance holding company (the “Company”), and as an inducement for such investment by the Investor in the Company (the “Investment”), the Company has agreed to provide the Investor with this letter agreement (this “Letter Agreement”). The Investor is, contemporaneously herewith, subscribing for an interest in the Company in a private placement (the “Private Placement”) pursuant to the Subscription Agreement (the “Subscription Agreement”) between the Investor and the Company.
Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Subscription Agreement or the Shareholders Agreement (as defined in the Subscription Agreement), as applicable.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree to the definitions above and as follows:

1.    Definitions. Notwithstanding anything contained in the Shareholders Agreement to the contrary, the Company agrees that for purposes of the Shareholders Agreement the Investor shall not be deemed an Apollo Shareholder.
2.    Post-7 Year ROFR Waiver. Notwithstanding anything contained in the Shareholders Agreement to the contrary, the Company agrees not to exercise its right of first refusal rights under Section 2.2 of the Shareholders Agreement with respect to Transfers by the Investor following the seventh (7th) anniversary of the Initial Share Issuance Date otherwise made in accordance with the provisions of the Shareholders Agreement.
3.    Notice. The Company shall deliver Call Notices to the South Carolina Retirement System Investment Commission (“SCRSIC”) at the address below at the same time any Call Notice is delivered to the Investor pursuant to Section 3.1 of the Subscription Agreement. Such Call Notice shall be substantially in the form of Exhibit C of the Subscription Agreement and shall contain the same information provided to the Investor.

South Carolina Retirement System Investment Commission
1201 Main Street, Suite 150c
Columbia, SC 29201

Attn:	gberg@ic.sc.gov; dconnor@ic.sc.gov; rfeinstein@ic.sc.gov; jwingo@ic.sc.gov

4.    Beneficial Owners and Related Persons.
(a)    Related Party Insurance. For the avoidance of doubt, for purposes of Section 6.5 of the Subscription Agreement, (i) beneficiaries of the South Carolina Retirement Systems Group Trust (“SCRS”) shall not be treated as “beneficial owners” of the Investor; (ii) the State of South Carolina and any agencies or instrumentalities thereof (other than SCRS) shall not be treated as “beneficial owners” of the Investor nor “related persons” of the Investor solely as a result of the Investor’s relationship to the State of South Carolina and SCRS; (iii) fiduciaries and trustees of SCRS shall not be treated as “related persons” of the Investor solely because of such status and (iv) officers, directors and employees of any corporation or partnership that is a “related person” of the Investor shall not be treated as a “related person” of the Investor solely as a result of their status as an officer, director or employee, except in the case of any policy of insurance covering liability arising from the services performed as a director, officer or employee of such corporation or partnership.
(b)    Agreement to Provide Certain Information; AEOI.  The Company confirms that nothing in Section 2.10 of the Shareholders Agreement or Section 6.7 of the Subscription Agreement shall require the Investor Limited Partner to provide to the Company confidential nonpublic information relating to (i) beneficiaries of SCRS or (ii) the State of South Carolina or any agencies or instrumentalities thereof (other than SCRS); provided that if the Company reasonably concludes in good faith based on written advice of internationally recognized tax advisers and after consultation with the Investor that such confidential nonpublic information is required in order for the Company or any of its Affiliates to comply with reporting requirements necessary to avoid suffering any withholding taxes, interest, penalties or other expenses and costs under the AEOI Regimes and the Investor refuses to provide such confidential non-public information, the Company may, in its sole and absolute discretion, determine to use any of the remedies described in Section 2.10 of the Shareholders Agreement or Section 6.7 of the Subscription Agreement as if the Investor had committed an AEOI Compliance Failure.
5.    Information Rights for the Investor; Covenants. The Investor shall be entitled to receive regular and suitable business (e.g., sales, marketing and technology), financial and other information reasonably appropriate to monitor and manage its ownership interests and such other information as it may reasonably request, from time to time. Such information will include the following:
(a)    Access to Records. The Company shall, and shall cause each Subsidiary of the Company to, afford the Investor and its officers, employees, advisors, counsel and other authorized representatives, during normal business hours, reasonable access, upon reasonable advance notice, to all of the books, records and properties of the Company and each such Subsidiary and all officers and employees of the Company and each such Subsidiary.
(b)    Business Plan. Except as otherwise determined by the Audit Committee, within seventy-five (75) days of the end of each fiscal year, the Company shall deliver management’s most recently prepared projections and the current budget for the year-to-date for the Company and its Subsidiaries, in form, methodology and level of detail reasonably satisfactory to the Investor.
(c)    Miscellaneous. As promptly as practicable upon becoming available, the Company shall provide to the Investor:
i.    copies of all reports, press releases, notices, proxy statements and other documents sent by the Company or its Subsidiaries to its or their shareholders generally or released to the public and copies of all regular and periodic reports, if any, filed by the Company or its Subsidiaries with any securities exchange; provided that the filing of any such reports in any publicly available database or through any publicly available reporting system (including information which is available on any publicly available news web site) shall be deemed to constitute delivery to the Investor in compliance with this provision; provided, further, that no financial reports are required to be delivered pursuant to this Section 5(c)(i).
ii.    notification in writing of any litigation or governmental proceeding (and any proposed compromise with respect to such litigation or governmental proceeding) in which the Company or any of its Subsidiaries is involved and which would likely, if determined adversely, materially and adversely affect the Company or any of its Subsidiaries;
iii.    notification in writing of the existence of any default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound which would likely materially and adversely affect the Company or any of its Subsidiaries;
iv.    notification in writing of any material development to or affecting the business and affairs of the Company or any of its Subsidiaries, such as significant changes in management personnel and compensation or employee benefits, introduction of new lines of business, important acquisitions;
v.    upon request, copies of all reports prepared for or delivered to the management of the Company or its Subsidiaries by its or their accountants;
vi.    upon request, copies of any and all Board materials pertaining to the economic or financial performance of the Company; and
vii.    upon request, any other routinely collected financial or other information available to management of the Company or its subsidiaries, subject to the preservation of all applicable attorney-client privilege, attorney work product and other privileges.
(d)    Privilege. Notwithstanding anything contained herein to the contrary, the Company is not required to provide any information or documents pursuant to this Letter Agreement if doing so would violate any confidentiality obligation or would waive or diminish any attorney-work product protections, attorney-client privileges or similar protections. In the event the Company withholds information or documents from the Investor in reliance upon Section 2.7(d) of the Shareholders Agreement, this Section 5(d) or Section 6 herein, to the extent it would not violate or erode the rationale for such withholding, the Company shall provide notice to the Investor briefly explaining what information or documents are being so withheld and the reason(s) therefor.
6.    Conflicts Committee.
(a)    Conflicts Log. Within seventy-five (75) days of the end of each fiscal quarter of the Company, the Company agrees to deliver to the Investor and SCRSIC, a copy of the Conflicts Log (as such term is defined in the Company’s Conflicts Committee Procedures then in effect) as of the most recent fiscal quarter end; provided, that the Company reserves the right to withhold any information and to redact portions of the Conflicts Log if the Board determines in good faith that access to such information would adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets. The Investor agrees and acknowledges that the Conflicts Log and all information included in the Conflicts Log is and shall be considered Confidential Information.
(b)    Amendments. The Company agrees to promptly provide to the Investor and SCRSIC copies of any and all amendments to the Conflicts Committee Charter or the Conflicts Committee Procedures.
7.    Confidentiality; Freedom of Information Act. With respect to Section 4.16 of the Shareholders Agreement and Section 6.4 of the Subscription Agreement:
(a)    The Company acknowledges that the Investor has reporting obligations to SCRS, which shall be deemed a “Representative” under the Shareholders Agreement and the Subscription Agreement.
(b)    The parties acknowledge that SCRS, a limited partner in Apollo Palmetto Strategic Partnership, L.P. (“Palmetto”) is a public agency subject to state laws, including without limitation, the South Carolina Freedom of Information Act (“FOIA”). FOIA provides generally that all records relating to a public agency’s business, including reports of transaction and proceedings, are open to public inspection and copying, unless exempted under FOIA. To preserve the confidentiality of confidential information to be provided by the Company to the Investor in connection with the transaction contemplated hereby, the Company reserves the right, in its sole discretion, to provide such information to through alternative media (or require the Investor or Palmetto to provide such information to SCRS through alternative media) if the Company believes such alternative disclosure is necessary to preserve the confidentiality of such information. The Investor agrees to reasonably cooperate with the Company in its efforts to maintain the confidentiality of such information. Notwithstanding the foregoing, the Investor acknowledges that it has been informed by the Company that the Company believes that the confidential information (other than the information set forth below in Section 7(c) of this Letter Agreement) provided to the Investor by the Company and its Subsidiaries hereunder will be exempt from disclosure as a “trade secret” under FOIA, and to the extent practicable and reasonable and to the extent permitted by applicable law, the Investor will use commercially reasonable efforts to (i) give prior notice to the Company of any request for disclosure of such information under FOIA, and (ii) reasonably cooperate with the Company (at the Company’s sole cost and expense) in its efforts to maintain the confidentiality of any such information that is subject to request for disclosure under FOIA.
(c)    Notwithstanding any other provision of the Shareholders Agreement or the Subscription Agreement, the Company hereby consents to disclosure by SCRS of (i) the fact that it has indirectly invested in the Company and the year such investment occurred, (ii) the type of investment that the investment in the Company represents (e.g., real estate, corporate finance or venture capital) and the geographical areas in which the Company operates (domestic or international), (iii) the amount of the Investor’s aggregate investment in the Company, (iv) the amount of aggregate distributions to the Investor, (v) the internal rate of return resulting from the Investor’s investment in the Company as independently prepared by or for the Investor, including such rate of return net of investment expenses and fees (it being understood that the Company makes no representation as to the calculations of such rate of return and when making such disclosure, SCRS shall indicate such calculations were those of SCRS), (vi) a brief description of the Company’s business (as approved beforehand by the Company acting reasonably), and (vii) the value of the Investor’s investment in the Company as reported by the Company. The Company confirms that the aforementioned items of information in clauses (i) through (iv) and (vi) through (vii) shall be provided to the Investor and the Investor may provide such information to SCRS.
8.    Validity of Letter Agreement; Entire Agreement. In the event of a conflict between the provisions of this Letter Agreement and either the Shareholders Agreement or the Subscription Agreement, the provisions of this Letter Agreement shall control. This Letter Agreement, the Shareholders Agreement, the Subscription Agreement, and the documents referred to herein and therein constitute the entire agreement among the parties hereto relating to the Investor’s investment in the Company.
9.    Other Agreements. The Company hereby agrees to make available to the Investor and SCRSIC, as soon as practicable following the Closing Date, a summary of any preferential terms or rights granted to another subscriber for shares in the 2017 Private Placement (other than for Apollo, Athene and their respective Subsidiaries).
10.    Termination. This Letter Agreement shall terminate on the earliest to occur of (a) the termination of the Shareholders Agreement, (b) the consummation of an Approved

Qualified Listing or (c) the date on which the Investor no longer owns any Common Shares of the Company.
11.    Governing Law. This Letter Agreement shall be governed by the laws of the State of New York, without regard to conflict of laws principles thereof.
12.    Miscellaneous. This Letter Agreement may be executed in counterparts, each of which will constitute an original, but which together will constitute one and the same agreement. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns. The provisions of this Letter Agreement are severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision hereof. This Letter Agreement may be amended only by an instrument in writing executed by each of the parties hereto.
[signature page follows]

If the above correctly reflects your understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this Letter Agreement in the space provided below.
Yours faithfully,
AGER BERMUDA HOLDING LTD.

By:	/s/ Tab Shanafelt Name: Tab Shanafelt Title: Director
Acknowledged and agreed
as of the date first above written:
PALMETTO ATHENE HOLDINGS (CAYMAN), L.P.

By:	Apollo Palmetto Management, LLC, its general partner

By:	/s/ Joseph D. Glatt Name: Joseph D. Glatt Title: Vice President

Signature Page to Side Letter Agreement